UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a‑11(c) or Rule 14a‑12
CAPITAL SOUTHWEST CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

[Excerpt from First Quarter 2027 Earnings Results Conference Call and Webcast]

Michael Sarner (President and Chief Executive Officer): Before turning to the quarter, I want to highlight that we are still seeking additional shareholder votes for our proposal to increase Capital Southwest’s authorized shares. The Company has received substantial shareholder support for the proposal to date. As of today, approximately 89% of votes cast have been cast in favor of the proposal. However, because approval under Texas law requires the affirmative vote of holders of at least two-thirds of all outstanding shares, shareholder participation remains critical to the proposal’s approval. A failure to vote has the same practical effect as a vote against the proposal. The proposal would provide Capital Southwest with the flexibility to continue executing the strategy that has supported the Company’s growth and long-term performance. Approval would not, by itself, authorize the issuance of any new shares. Rather, it would ensure that the Company has sufficient authorized shares available to issue accretive equity when attractive investment opportunities arise. Additionally, I would like to highlight that ISS and Glass Lewis have both issued reports recommending that shareholders vote for the proposal. We would encourage all shareholders who have not voted, or have voted against the proposal, to support the company by casting their affirmative vote prior to the September 1st meeting date.

Thank you, operator, and thank you again to everyone for joining us today. Before we end the call, I want to reiterate the importance of shareholder approval of the proposal to increase Capital Southwest’s authorized shares. We encourage all shareholders who have not yet voted, or who have voted against the proposal, to support the company by casting an affirmative vote prior to the September 1st meeting.